Exhibit 16.1

June 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:	Castleguard Energy, Inc.
Commission File No. 0-5525

We were previously the principal accountant for Castleguard Energy, Inc. ("Castleguard") and we reported on the financial statements of Castleguard as of and for the years ended December 31, 2001 and 2000. On June 5, 2002, we resigned as principal accountant. We have read Castleguard Energy, Inc.'s statements included under Item 4 of its Form 8-K dated June 6, 2002 and we agree with such statements.

Yours very truly,

JACKSON & RHODES, P.C. Certified Public Accountants